Exhibit 26(h)i.c)3)

First Amendment to

SL-18 Distribution & Marketing Support Agreement

Massachusetts Mutual Life Insurance Company (the “Insurer”) has entered into a certain SL-18 Distribution & Marketing Support Agreement dated as of February 1, 2017 (the “Agreement”) with MML Investors Services, LLC and MML Distributors, LLC, affiliates of Insurer (collectively, “Contract Underwriters”), and BlackRock Advisors, LLC (“Fund Agent”) pursuant to which the Insurer provides certain services in return for certain payments to owners of variable life insurance policies and/or variable annuity contracts whose assets are deposited in separate accounts of the Insurer that invest in certain investment series of BlackRock Variable Series Funds, Inc. (“BVSF”).

In connection with a reconfiguration of the boards of directors/trustees of certain BlackRock-advised funds, effective September 17, 2018 (the “Closing”), three Portfolios of BVSF, BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund and BlackRock U.S. Government Bond V.I. Fund, reorganize into a newly-created series (the “New Portfolios”) of a newly-organized Maryland corporation, BlackRock Variable Series Funds II, Inc. (“BVSF II”).

In light of the above, the parties to the Agreement agree that effective upon the Closing, the Agreement is amended as follows:

1.              The second paragraph of the Agreement is deleted in its entirety and replaced with the following:

Reference is made to the Fund Participation Agreement, dated as of February 1, 2017, as amended as of the Closing, among:  BlackRock Variable Series Funds, Inc., BlackRock Variable Series Funds II, Inc., BlackRock Investments, LLC (“BRIL”) and the Insurer (the “Fund Participation Agreement”).

2.              The second paragraph of section 1 of the Agreement is deleted in its entirely and replaced with the following:

For the avoidance of doubt, Contract Underwriter shall not be entitled to be paid pursuant to this Agreement for providing sales, distribution and marketing support services with respect to any other Class of the Funds, any other portfolio of the BlackRock Variable Series Funds, Inc., or the BlackRock Variable Series Funds II, Inc., or any other open-end mutual fund in the BlackRock Fund family.

3.              All references to “SL-18” in the Agreement are hereby deleted.

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The Insurer agrees that to the extent it accepts fees or executes transactions pursuant to the Agreement after the Closing, the Insurer will be deemed to have agreed to the terms of this Amendment. To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name:	Massachusetts Mutual Life Insurance Company	Firm Name:	BlackRock Advisors, LLC

Signature:	/s/ Tina M. Wilson	Signature:	/s/ Jonathen Mero
Name:	Tina M. Wilson	Name:	Jonathen Mero
Title:	Senior Vice President	Title:	Director
Dated:	12/11, 2018	Dated:	January 28, 2019

Firm Name:	MML Distributors, LLC	Firm Name:	MML Investors Services, LLC.
Signature:	/s/ Eric Wietsma	Signature:	/s/ Wendy Benson
Name:	Eric Wietsma	Name:	Wendy Benson
Title:	President	Title:	President
Dated:	12/11, 2018	Dated:	12/11, 2018